EXHIBIT 11.1

CARRIAGE SERVICES, INC.

COMPUTATION OF PER SHARE EARNINGS

(unaudited and in thousands, except per share data)

Earnings per share for the three month periods ended March 31, 2003 and 2004 is calculated based on the weighted average number of common and common equivalent shares outstanding during the periods as prescribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for the three month periods ended March 31, 2003 and 2004:

	Three months ended March 31,
	2003	2004
Net income available to common stockholders for basic EPS computation	$2,056	$3,052
Effect of dilutive securities	—	—
Net income available to common stockholders for diluted EPS computation	$2,056	$3,052

Weighted average number of common shares outstanding for basic EPS computation	17,320	17,656
Effect of dilutive securities:
Stock options	394	483
Weighted average number of common and common equivalent shares outstanding for diluted EPS computation	17,714	18,139

Basic earnings per common share	$0.12	$0.17

Diluted earnings per common share	$0.12	$0.17